Exhibit 99.2

To Our Stakeholders We’re pleased to report solid first quarter results, which were driven by accelerated revenue growth in our Workspace business. Workspace revenue grew 13% year-over-year, its fastest rate of growth since 2012. Our subscription model transition continues to progress well, and SaaS, which accounted for 60% of our subscription business, delivered strong 43% year over year growth. Driven by growth in our subscription bookings, future committed revenue - or, deferred and unbilled revenue - grew 21% year-over-year to $2.14 billion in the first quarter. Strategic Service Provider (SSP) customers - our three historically largest hyperscale Networking customers - continue to create a headwind to revenue, which we expect to persist into the second quarter. Total revenue excluding these three SSP customers was $697 million, increasing 10% yearover- year.Workspace Demand Drivers Workspace (in millions) 1Q18 2Q18 3Q18 4Q18 1Q19 $600 $475 $350 $225 $100 16% 12% 8% 4% 0% Workspace Revenue Y/Y Growth Note: Due to immateriality, 2018 revenue growth rates have not been normalized for the impact of ASC 606

Customer Highlight: Differentiated Comprehensive Vision

Virginia-based specialty and small business insurance provider, Markel, chose Citrix Workspace because it provides the most comprehensive vision for effectively managing their digital work environment. Utilizing a hybrid approach, Markel will manage workloads residing on-premise as well as in the cloud and benefit from the collective, seamless use of application and desktop virtualization, endpoint management, content collaboration, web and SaaS access control to elevate the experience and maximize the productivity of its distributed workforce.

Vision: There is no doubt that our vision for the future of Workspace is resonating with customers. It is a key demand driver and a primary reason why existing customers are expanding their relationship with Citrix.

Hybrid Multi-Cloud Support: A significant competitive differentiator for Citrix Workspace is the flexibility it provides to customers. The ability to support applications and workloads on-premise and across any cloud infrastructure provides seamless simplicity to customers and provides them with the flexibility to migrate to the cloud and between clouds at their discretion on their timeline.

Citrix Cloud: We are seeing significant growth in Citrix Cloud paid subscribers, which has tripled in the first quarter relative to the first quarter of 2018. This is contributing to the robust growth we are experiencing in Workspace. Much of the growth we've experienced thus far has been driven by new Citrix Cloud customers, as we are still early in the transition of our installed base. Over time, we expect this business to benefit from the combination of both expanding net new users and price uplift relative to perpetual license and maintenance pricing.


Citrix Cloud Paid Subscriber Count
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
1Q18
2Q18
3Q18
4Q18
1Q19

Note: Citrix Cloud Paid Subscribers defined as count of users (or devices in cases of named device licensing) on a paid Citrix Cloud platform subscription as of the end of the reporting period, excluding Networking services, CSP, cloud services not delivered on the Citrix Cloud platform, and certain hybrid customers

Citrix Embraces and Extends Windows Virtual Desktop

Citrix has long enjoyed a great partnership with Microsoft, which has contributed to our growth for decades. Our solutions have always been complementary, sitting on top of the Windows stack. Now, with Windows Virtual Desktop in public preview, Citrix Workspace, including Citrix Virtual Apps and Desktop service, can be integrated with Windows Virtual Desktop, taking advantage of advanced networking capabilities, robust management tools, and high-definition user experience optimizations. Using Citrix, customers can manage new app and desktop workloads alongside existing on-premise deployments for maximum flexibility in cloud adoption. The new platform brings multi-session scalability to the Windows 10 operating system, improving application compatibility and user experience in virtualized environments.

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The Royal Bank of Scotland

Customer Highlight: Flexible Hybrid Cloud

RBS was established in Edinburgh in 1727 and has a long history of supporting Scotland's economic and industrial development. With a desire to enhance employee experience while ensuring flexibility to manage between its traditional on-premise infrastructure and its thoughtful migration to the cloud, RBS is using Citrix Workspace to reduce its total cost of ownership, which frees up capital to expand capabilities and introduce new services.

Upcoming Events

Synergy: May 21st in Atlanta, GA

Financial Analyst Meeting: June 12th in New York City, NY

Networking

As expected, the trends we experienced in the fourth quarter of 2018 continued into the first quarter of 2019. The uneven order patterns of our Strategic Service Provider (SSP) customers – our three historically largest hyperscale Networking customers – created a headwind to revenue. We expect this year-over-year headwind to moderate through the remainder of the year as the first quarter 2019 faced the most difficult SSP compare. We are now disclosing revenue from our SSP customers to provide greater transparency into the underlying growth of our business. We continue to believe that the growth we anticipate for the full year will be driven by our Workspace business.

While the majority of our Networking revenue is generated from hardware, we are increasingly focused on the subscription software piece of our Networking business. Citrix is a software company at its core. We believe the future of Networking is in software, and we are working to position Citrix as a long-term beneficiary of this secular shift.

Security Update

In March, the FBI informed us that international cyber criminals had gained access to our internal network through a "password spraying" attack. Immediately, we engaged outside forensic experts, took actions to expel the cyber criminals from our internal systems, and adopted additional security measures. Based on our investigation to date, we have found no indication that the cyber criminals discovered and exploited any vulnerabilities in our products or services to gain entry, and there is no indication that the security of any Citrix product or service was compromised. Our investigation into this cyberattack is ongoing, and we continue to work directly with law enforcement.

CFO Transition

Andrew Del Matto will be leaving the company to pursue another opportunity in California effective April 26, 2019. We want to thank Drew for his contributions in strengthening an outstanding team and continuing our subscription transformation, and we wish him well. As we conduct our search for the role, considering both internal and external candidates, Jessica Soisson, Citrix's Chief Accounting Officer and Corporate Controller, has been named Interim Chief Financial Officer.



David Henshall
President & CEO

citrix 2019 | Q1 Financials 3

Financial Overview

Bookings



Subscription as % of Total Product Bookings
30%
42%
42%
51%
50%
1Q18
2Q18
3Q18
4Q18
1Q19

- Strong first quarter results and subscription model transition continues to progress well
- Subscription bookings as a percentage of total product bookings were 50% in the quarter, up from 30% in the first quarter of 2018
- Workspace subscription bookings as a percentage of Workspace product bookings were 62% in the quarter
- Future committed revenue – or deferred and unbilled revenue – grew 21% year-over-year to $2.14 billion in the first quarter. The year ago period was negatively impacted by an approximately $100 million deferred revenue adjustment associated with the adoption of ASC 606
- Total average contract duration of deals booked in the quarter was 1.4 years, in-line with historical averages

Our transition to a subscription model focuses on growing higher value recurring revenue streams that result in more of the business booked in the current period to be recognized in future periods. Over the course of time, we expect that average duration may increase as more of our customers transition to a subscription model, which today typically has a 3 year average duration and is a reflection of deepening and extending relationships with our customers.

Subscription Bookings	1Q18	2Q18	3Q18	4Q18	1Q19
Subscription as % of Total Product	30%	42%	42%	51%	50%
Subscription as % of Workspace Product	47%	58%	57%	62%	62%
Subscription as % of Networking Product	10%	11%	15%	18%	25%

Future Committed Revenue	1Q18	2Q18	3Q18	4Q18	1Q19
Deferred Revenue	$1,685.2	$1,724.0	$1,680.0	$1,834.5	$1,756.7
Unbilled Revenue	85.3	216.7	243.2	338.5	380.4
Total Deferred and Unbilled Revenue	$1,770.5	$1,940.7	$1,923.2	$2,173.0	$2,137.1
Total Average Contract Duration (years)	1.3	1.3	1.4	1.3	1.4

Note: Revenue summary tables are unaudited. This document should be read in conjunction with the Company's SEC Filings.

citrix 2019 | Q1 Financials 4

SaaS Revenue
$60M
$65M
$71M
$78M
$85M
1Q18
2Q18
3Q18
4Q18
1Q19

Revenue

- Total revenue of $719 million in the first quarter grew 3% year-over-year driven by subscription revenue growth of 37% year-over year
- Total revenue excluding SSP customers was $697 million and increased 10% year-over-year
- SaaS revenue grew 43% year-over-year to $85 million and accounted for 60% of subscription revenue and 12% of total revenue in the first quarter

The subscription model transition created an estimated 100 to 200 basis point headwind to reported revenue in the first quarter.

Revenue Summary (in millions)

	1Q18	2Q18	3Q18	4Q18	1Q19
Subscription	$103.2	$110.8	$111.5	$129.8	$141.6
SaaS	59.9	64.8	70.8	78.2	85.4
Other Subscription	43.3	46.0	40.7	51.6	56.2
Product & License	160.7	192.1	171.0	210.8	135.0
Support & Services	433.3	439.5	450.0	461.3	442.5
Total Revenue	**$697.2**	**$742.4**	**$732.5**	**$801.9**	**$719.1**

% of Total Revenue

	1Q18	2Q18	3Q18	4Q18	1Q19
Subscription	15%	15%	15%	16%	20%
SaaS % of Subscription	58%	59%	63%	60%	60%
SaaS % of Total	9%	9%	10%	10%	12%
Product & License	23%	26%	23%	26%	18%
Support & Services	62%	59%	62%	58%	62%

Revenue by Product Group

Workspace

- Workspace revenue of $515 million increased 13% year-over-year, primarily driven by Workspace subscription revenue which increased 45% year-over year
- Workspace revenue accounted for 72% of total revenue in the quarter

Networking

- Networking revenue of $171 million declined 18% year-over-year due in large part to the cyclical ordering patterns at our SSP customers
- The impact from these SSP customers is reflected in Networking hardware
- Networking software represented approximately 27% of total Networking revenue in the quarter

Note: Revenue summary tables are unaudited. This document should be read in conjunction with the Company's SEC Filings.

citrix 2019 | Q1 Financials
5

- We expect the mix shift within Networking away from hardware towards software-based solutions will create pressure on reported Networking revenue over time.

Revenue by Product Group (in millions)

	1Q18	2Q18	3Q18	4Q18	1Q19
Workspace	$457.3	$501.1	$508.7	$557.2	$514.6
Networking	208.6	207.4	195.4	205.8	171.2
Professional Services	31.3	33.9	28.4	38.9	33.3
Total Revenue	**$697.2**	**$742.4**	**$732.5**	**$801.9**	**$719.1**

% of Total Revenue

	1Q18	2Q18	3Q18	4Q18	1Q19
Workspace	66%	68%	69%	69%	72%
Networking	30%	28%	27%	26%	24%
Professional Services	4%	4%	4%	5%	4%

Revenue by Customer Type

- Revenue from SSP customers was $22 million in the quarter, down 65% year-over-year, and represented 3% of total revenue in the quarter
- Revenue from all other customers was $697 million in the quarter, up 10% year-over-year

Revenue by Customer Type (in millions)

	1Q18	2Q18	3Q18	4Q18	1Q19
SSP	$62.3	$39.2	$34.7	$16.8	$22.1
Non-SSP	634.9	703.2	697.8	785.1	697.0
Total Revenue	**$697.2**	**$742.4**	**$732.5**	**$801.9**	**$719.1**

% of Total Revenue

	1Q18	2Q18	3Q18	4Q18	1Q19
SSP	9%	5%	5%	2%	3%
Non-SSP	91%	95%	95%	98%	97%

Revenue by Geography

- Revenue in the Americas declined 3% year over year due to the negative impact of the uneven order trends at SSP customers within our Networking business
- Revenue in EMEA and APJ increased 10% and 18%, respectively, year-over-year

Note: Revenue summary tables are unaudited. This document should be read in conjunction with the Company's SEC Filings.

citrix 2019 | Q1 Financials 6

Revenue by Geography (in millions)

	1Q18	2Q18	3Q18	4Q18	1Q19
Americas	$414.0	$430.2	$432.7	$440.1	$401.1
EMEA	214.6	234.1	228.2	279.4	236.8
APJ	68.6	78.1	71.6	82.4	81.2
Total Revenue	**$697.2**	**$742.4**	**$732.5**	**$801.9**	**$719.1**

% of Total Revenue

	1Q18	2Q18	3Q18	4Q18	1Q19
Americas	59%	58%	59%	55%	56%
EMEA	31%	32%	31%	35%	33%
APJ	10%	10%	10%	10%	11%

Operating Margin[1]

- GAAP operating margin in the quarter was 17%
- Non-GAAP operating margin in the quarter was 28%

Operating margin was in-line with expectations for the first quarter of 2019. As compared to the first quarter of 2018, we have made significant investments to realign the organization to better support our subscription model transition and more aggressively invest in product and engineering as well as customer facing resources. These investments are focused on innovation for the future growth of the company as well as quota carrying resources to better serve customer success. Looking ahead, we will continue to balance profitability with investments to improve our long-term revenue growth trajectory.

Cash Flow from Operations

- Cash flow from operations was approximately $268 million

As a result of our subscription model transition, more cash will be collected in future periods as annual billings are typical for our subscription agreements, compared to up-front billings, which are more typical of our perpetual business.

Balance Sheet and Capital Allocation

- Ended the first quarter with $1.87 billion in cash and investments
- Repurchased $94 million of shares in the quarter
- Approximately $670 million dollars of share repurchase authorization remaining
- Paid dividend of $46 million to shareholders following the Board of Directors declaration of a $0.35 per share dividend
- Board of Directors declared a quarterly dividend of $0.35 per share to be paid on June 21, 2019 to shareholders of record on June 4, 2019
- Repaid remaining $1.16 billion convertible note earlier this month

Note: Revenue summary tables are unaudited. This document should be read in conjunction with the Company's SEC Filings.
[1] A reconciliation of GAAP to non-GAAP measures has been provided in the financial statement tables included in this letter. An explanation of these measures is also included below under the heading "Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures."

citrix 2019 | Q1 Financials 7

Guidance Full year 2019 We are reiterating our full year 2019 guidance, which includes: Guidance reflects our expectation that subscription bookings as a percentage of product bookings will increase from just over 40% last year to as much as 55% in 2019. This mix shift creates a revenue headwind of between 100 to 200 basis points during the year. If our actual subscription bookings as a percentage of product bookings exceeds expectations,  the headwind to our 2019 revenue could be higher. This 2019 guidance also contemplates a headwind from Networking hardware. Second quarter 2019 We currently anticipate: Second quarter guidance reflects our expectation that subscription bookings as a percentage of product bookings will increase from just over 40% last year to as much as 50-55% in the second quarter of 2019. To provide some context with regard to the quarterly progression through the course of 2019, please keep in mind that  some operating expenses are seasonally skewed to the first half of the year, with events like Summit and Synergy occurring in the first and second quarters, respectively.  With our expected revenue ramp and muted expense growth in the second half of the year, we expect our operating margins to improve in the second half of 2019 relative to the first half of 2019. The above statements are based on current targets.  These statements are forward-looking, and actual results may differ materially.

Three Months Ended March 31, 2019 Three Months Ended March 31, 2018Revenues Subscription    $141,606 $103,158 Product and license135,022160,697 Support and services 442,515433,337 Total Net revenues 719,143 697,192Cost of net revenues Cost of subscription, support and services 71,42863,385 Cost of product and license revenues 25,74433,872 Amortization of product related intangible assets 10,30111,029 Total cost of net revenues 107,473  108,286 Gross margin 611,670588,906Operating expenses Research and development 130,263 98,550 Sales, marketing and services   274,655 251,213 General and administrative 77,54763,727 Amortization of other intangible assets  3,529 3,666 Restructuring   2,832 6,187 Total operating expenses   488,826 42Income from operations 122,844165,563 Interest income    9,6748,731 Interest expense (18,033)(20,336) Other income (expense), net  3,699 (3,012) Income from operations before income taxes 118,184 150,946 Income tax expense 7,836 6,687 Net income  $110,348  $144,259Earnings per share - diluted  $0.78  $0.99Weighted average shares outstanding - diluted   141,025 146,388